Exhibit 10.2

Cullen/Frost Bankers, Inc.
2024 Equity Incentive Plan
Form of Deferred Stock Unit Agreement
for Nonemployee Directors

CULLEN/FROST BANKERS, INC.
DEFERRED STOCK UNIT AGREEMENT

This Deferred Stock Unit Agreement (the “Agreement”) is made and entered into this [•] day of [•], [•] (the “Grant Date”) by and between Cullen/Frost Bankers, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the Cullen/Frost Bankers, Inc. 2024 Equity Incentive Plan (the “Plan”).
1.The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. The Award is subject to all terms and provisions of the Plan as well as the terms and provisions of this Agreement.
2.Award. Subject to the terms and provisions of this Agreement and the Plan, the Company hereby awards you as of the date hereof [•] ([•]) Deferred Stock Units (the “Award”). A Deferred Stock Unit (“DSU”) is an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you on the Delivery Date (as defined below), one Share for each DSU. Until such delivery, you have only the rights of a general unsecured creditor and no rights as a shareholder of the Company.
3.Delivery.
(a)In General. Except as provided below in this Paragraph 3 and under Paragraph 7 hereof, the “Delivery Date” shall be the date when you experience a separation from service with the Company. For purposes of this Agreement, a “separation from service” shall have the same meaning as ascribed to such term under Section 409A and the applicable regulations thereunder, applying all default provisions thereunder.
(b)Death. If you die before the Delivery Date, the Shares underlying your then-outstanding DSUs shall be delivered to your named beneficiary as soon as practicable and after such documentation as may be requested by the Committee is provided to the Committee. and in no event later than December 31st of the year following the year in which the death occurs. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator or legal representative.

4.Dividend Equivalent Rights. Before the delivery of Shares pursuant to this Agreement, you shall be entitled to receive an amount in cash or other property equal to such regular cash dividend payment as would have been made in respect of the Shares underlying this Award that have not yet been delivered, as if such Shares had been actually delivered. Dividend Equivalents with respect to each of your outstanding DSUs shall be paid to you at or as soon as practicable after, and within the calendar year in which occurs, the date of payment of any such regular cash dividends. The payment shall be in an amount equal to such regular dividend payment as would have been made in respect of the Shares underlying such outstanding DSUs.
5.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

6.Governing Law. The Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
7.Compliance of Agreement and Plan With Section 409A. The DSUs are intended to constitute deferred compensation within the meaning of Code Section 409A and shall be subject to the provisions in Section 19.5 of the Plan for compliance with Code Section 409A.

8.Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, this Agreement is executed by the Company and by the Participant as of this [•] day of [•], [•].

CULLEN/FROST BANKERS, INC.

______________________________
[•]

Accepted and Agreed:

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[•]